Exhibit 3.5

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                             MIDDLESEX WATER COMPANY

TO: THE SECRETARY OF STATE OF THE STATE OF NEW JERSEY

            Pursuant to the provisions of the N.J.S.A. 14A9-2(4) and N.J.S.A. 14A9-4(3), the undersigned Corporate executes the following Certificate of Amendment to the Restated Certificate of Incorporation:

            1. The name of the Corporation is MIDDLESEX WATER COMPANY.

            2. The following amendment to the Restated Certificate of Incorporation was approved by the Directors of the Corporation on February 26, 1998, and thereafter was duly adopted by the shareholders of the Corporation on May 22, 2002:

            NOW, THEREFORE, BE IT RESOLVED that: the first sentence of ARTICLE 7A of the Restated Certificate of Incorporation be amended to read as follows:

            "The total authorized capital stock of the Company is 20,240,497, divided into 20,000,000 shares of common stock without nominal or par value, 140,497 shares of preferred stock without nominal or par value (out of 100,000 shares of preferred stock originally authorized) and 100,000 shares of preference stock without nominal or par value."

            FURTHER RESOLVED, that the said amendment of the Restated Certificate of Incorporation be submitted to a vote of the stockholders of this Corporation entitled to vote thereon, to wit, the holders of common stock of record at the close of business on March 29, 2002, at the Annual Meeting of Stockholders of this Corporation to be held on May 22, 2002.

            3. The total number of shares entitled to vote thereon was 7,658,582.

            4. The number of shares voting for, against and abstaining from such amendment is as follows:

                  For              Against           Abstain           Total
                  ---              -------           -------           -----

                  6,102,598        202,877            50,652         6,356,127

            IN WITNESS WHEREOF, the Company has made this Certificate of Amendment under its seal and the hands of its Chairman of the Board and its Secretary this 22nd day of May, 2002.

                                          MIDDLESEX WATER COMPANY


                                          By: /s/ J. Richard Tompkins
                                              -------------------------------
                                              J. Richard Tompkins
                                              Chairman of the Board

ATTEST:


/s/ Marion F. Reynolds
------------------------------
Marion F. Reynolds
Vice President, Secretary and Treasurer